Exhibit 99.1

Contact: R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

CAMERON TO SELL $500 MILLION OF CONVERTIBLE SECURITIES

HOUSTON (May 22, 2006) — Cameron plans to offer $500 million of convertible notes due 2026. The offering will be made by means of a private placement pursuant to Rule 144A under the Securities Act of 1933.

The notes will be convertible into shares of Cameron common stock under certain circumstances at a price to be determined during the marketing period. Cameron plans to use the net proceeds from the offering to repay at maturity (or, at Cameron’s option, at an earlier date) 100% of Cameron’s issued and outstanding $200 million 2.65% Senior Notes due 2007, to purchase outstanding shares of Cameron common stock and for general corporate purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The notes are to be offered or sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The notes to be offered have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.

Website: www.c-a-m.com